UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
FORM 8-K
__________________________________________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2021
Cerner Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-15386	43-1196944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Rock Creek Parkway		64117
North Kansas City,	Missouri
(Address of Principal Executive Offices)		(Zip Code)
(816) 221-1024
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CERN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On December 30, 2021, Cerner Corporation, a Delaware corporation (the "Company"), entered into a Fourth Amended and Restated Credit Agreement (the "Credit Agreement") with a syndicate of lenders identified in the Credit Agreement. U.S. Bank National Association acts as Administrative Agent under the Credit Agreement. The Credit Agreement replaces and extends our unsecured line of credit under that certain Third Amended and Restated Credit Agreement dated as of November 5, 2019, as amended (the "Existing Credit Agreement").

The Credit Agreement is a five-year revolving credit facility, with two 1-year extension options (subject to lender approval). The Credit Agreement includes: (a) a revolving credit loan facility of up to $1.25 billion at any time outstanding (an increase from $1.00 billion under the Existing Credit Agreement), and (b) a letter of credit facility of up to $200 million at any time outstanding (an increase from $100 million under the Existing Credit Agreement), which is a sub-facility of the revolving credit loan facility. The Credit Agreement also includes an accordion feature allowing an increase of the credit facility of up to an additional $500 million at any time outstanding (an increase from $200 million under the Existing Credit Agreement), subject to the satisfaction of specified conditions. As of the date of the Credit Agreement, $600 million was outstanding under the Credit Agreement, in addition to letters of credit.

Generally, amounts outstanding under the Credit Agreement bear interest at interest rates based on either the LIBOR rate (selected by the Company for designated interest periods) or the alternative Base Rate (the highest of (1) the Prime Rate, (2) the Federal Funds Rate plus 1.0%, and (3) the Adjusted Daily LIBOR Rate in effect and reset each LIBOR Business Day plus 2.00%), plus, in each case, a margin based on our Net Leverage Ratio. We are required to pay certain fees in connection with the Credit Agreement. For example, we must pay commitment fees on a quarterly basis with respect to the unutilized portion of the commitments under the Credit Agreement. Additionally, we are required to pay certain fees to the Administrative Agent for administrative services. The pricing under the Credit Agreement is more favorable than under the Existing Credit Agreement.

Except as noted above, the Credit Agreement is substantially similar to the Existing Credit Agreement. The Credit Agreement contains customary representations and warranties, covenants, and events of default. Amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of an event of default. The proceeds of any Loans under the Credit Agreement are expected to be used for working capital and for general corporate purposes.

The representations, warranties and covenants contained in the Credit Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. The above description is qualified in its entirety by reference to the Credit Agreement which is filed with this current report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 with respect to the terms of, and the financial obligations created by, the Credit Agreement.

Item 9.01 Financial Statements and Exhibits.
d) Exhibits

Exhibit Number	Description

10.1*
Fourth Amended and Restated Credit Agreement dated December 30, 2021 among Cerner Corporation, U.S. Bank National Association, Bank of America, N.A., PNC Bank, National Association, PNC Capital Markets LLC and Commerce Bank N.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits to the Fourth Amended and Restated Credit Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERNER CORPORATION

Date: January 4, 2022	By:	/s/ Mark J. Erceg
Mark J. Erceg, Executive Vice President
and Chief Financial Officer